UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2013

OCULUS INNOVATIVE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1129 N. McDowell Blvd, Petaluma, CA	94954
(Address of principal executive offices)	(Zip Code)

(707) 283-0550

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2013, the Compensation Committee (the “Committee”) of Oculus Innovative Sciences, Inc. (the “Company”) approved stock option awards to certain directors and officers of the Company and to an officer of its wholly owned subsidiary, Ruthigen, Inc. Each grant was made pursuant to the Company’s stock incentive plans and issued at an exercise price equal to the closing price of the common stock on the date of grant. All grants vest quarterly over a three year vesting schedule commencing on the date of grant.

Messrs. Jay Birnbaum, Richard Conley, and Greg French were each respectively granted 8,027 options as compensation for service on the Company’s Board of Directors. Mr. Jerry McLaughlin was granted 5,351 options as compensation for his service on the Company’s Board of Directors. The award to Mr. McLaughlin was prorated because he has served on the Company’s Board less than a year.

Robert Miller, the Company’s Chief Financial Officer, was granted 26,756 options pursuant to the Company’s 2013 Bonus Plan in lieu of cash. Sameer Harish, Chief Financial Officer of the Company’s wholly owned subsidiary, Ruthigen, Inc., was granted 5,351 options pursuant to the Company’s 2013 Bonus Plan in lieu of cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oculus Innovative Sciences, Inc.

(Registrant)

Date: September 24, 2013

/s/ Robert Miller

Name: Robert Miller

Title: Chief Financial Officer